EXHIBIT 10.1

AGREEMENT

Effective Date:	April 14, 2015

By:	Medifirst Solutions, Inc. (“Medifirst”)

And:	Dr. Park Avenue Inc. (“Dr. Park Ave.”)

And:	Paul Fondacaro M.D. (“Fondacaro”)

And:	Bruce Schoengood (“Schoengood”)

Collectively, the foregoing shall be referred to as the “ Parties”.

WHEREAS, Dr. Park Ave. is the wholly-owned subsidiary of Medifirst; and

WHEREAS, Fondacaro is the President and a director of Dr. Park Ave.; and

WHEREAS, Schoengood is the Secretary and a director of Dr. Park Ave. and

WHEREAS, Medifirst and Dr. Park Ave. consider it in their mutual best interest that Dr. Park Ave. cease being a subsidiary of Medifirst.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.	For good and valuable consideration receipt of which is hereby acknowledged, Medifirst hereby sells, transfers, assigns and conveys to Fondacaro One Thousand (1,000) shares of common stock of Dr. Park Ave. (“Shares”) registered in the name of Medifirst which Shares represent 100% of the issued and outstanding shares of common stock of Dr. Park Ave. As soon as practicable after the execution of this Agreement, Medifirst shall deliver to Fondacaro the certificate for the Shares, duly endorsed for transfer.

2.	Effective the date of this Agreement, Schoengood resigns as Secretary and a director of Dr. Park Ave.

3.	The Parties agree to execute all other documents and instruments reasonably necessary to carry out the purposes of this Agreement.

4.	This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, related to the subject matter hereof.

5.	This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party

6.	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by email shall constitute effective execution and delivery of this Agreement to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted via facsimile or email shall be deemed to be their original signatures for all purposes.

7.	This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Jersey without regard to any choice or conflict of law principles that would require the application of any other law.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the date first above written.

Medifirst Solutions, Inc.		Dr. Park Avenue Inc.

By:	/s/ Bruce Schoengood	By:	/s/ Paul Fondacaro, MD
	Bruce Schoengood, President/CEO		Paul Fondacaro, M.D, President

	/s/ Bruce Schoengood		/s/ Paul Fondacaro, MD
	Bruce Schoengood		Paul Fondacaro M.D.